Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 15, 2024 relating to the financial statements of Lytus Technologies Holding Ptv. Ltd., appearing in the Annual Report on Form 20-F of Lytus Technologies Holding Ptv. Ltd. for the year ended March 31, 2024.

For, Pipara & Co LLP (6841)

/s/ Pipara & Co LLP

Place: Ahmedabad, India

Date: September 13, 2024